Exhibit 99.1

COMTECH ANNOUNCES FINANCIAL RESULTS
FOR FOURTH QUARTER AND FISCAL YEAR 2025

Fiscal Q4 2025 Results Demonstrate Continued Progress in Comtech's Successful Transformation

Comtech Strengthens Financial Position with $11 Million of Positive Operating Cash Flow and Liquidity of $47 Million

Chandler, Ariz. – November 10, 2025 – Comtech Telecommunications Corp. (NASDAQ: CMTL) (“Comtech” or the “Company”), a global communications technology leader, today reported financial results for its fourth quarter and fiscal year ended July 31, 2025.

Ken Traub, Chairman, President and CEO, stated:

“I am proud to report how much stronger Comtech is today – financially, operationally and strategically. This is the result of the ongoing successful execution of the transformation initiatives that we announced when I started as CEO in January 2025. As a testament to our improving financial health, the disclosure regarding the Company's ability to continue as a going concern, that was previously in the Company's quarterly SEC filings for the past seven quarters, has been removed as we no longer have those concerns. We have executed a successful turnaround of our Satellite & Space Communications business, which is now revitalized, and our Allerium business, formerly known as Terrestrial & Wireless Networks, has continued to deepen our presence in the public safety market while securing long-term customer partnerships. We expect the Company's significantly improved financial health to be reassuring to our current and prospective customers, vendors, employees, investors and partners.

The early success of our transformation initiatives and the positive trajectory of the business are evident across numerous key metrics. Examples include: (i) operating cash flow of $11.4 million in the fourth quarter, which follows the $2.3 million of operating cash flow we reported in the third quarter – these are the first quarters of positive operating cash flow for Comtech since fiscal 2023, (ii) liquidity of $47 million, the highest level that Comtech has had in recent history, and an improvement from $27 million of liquidity disclosed in March, (iii) accounts payable reduced to just $26 million, the lowest level Comtech has had in years and down from $43 million as of January 31, (iv) net sales for the fourth quarter increased by 13% as compared to the first quarter of fiscal 2025, despite the wind down of certain legacy contracts, exit from a number of low margin contracts, elimination of other unsatisfactory revenue, and a $3.5 million adjustment as a result of revised estimates for a nonrecurring development project, (v) gross margins increased from 12.5% in the first quarter to 31.2% in the fourth quarter, and (vi) Adjusted EBITDA improved throughout fiscal 2025, from negative $31 million in the first quarter, to $13 million in the fourth quarter.

While we are just getting started – and recognize there are remaining legacy challenges still to be addressed as well as inevitable quarterly fluctuations – we are energized by what we have accomplished so far. These accomplishments were enabled by new disciplines that align accountability throughout the organization, enhanced operational efficiency, reduced cost structures, a focus on cash flow optimization, improved working capital management and improved corporate governance. These initiatives have not only helped to drive Comtech's significantly improved operating and financial performance, but have also enabled us to improve relationships with current and prospective customers, vendors and creditors. This leads to a flywheel effect in which improved relationships create a healthier dynamic for the business going forward and ultimately further improvements in performance.

Finally, we have been reinvigorating the corporate culture by emphasizing transparency, empowerment and accountability. On a personal note, it is particularly gratifying for me to see how our employees are increasingly taking pride in contributing to our success, which has also enhanced morale, retention and performance.”

Please review our fiscal 2025 results and commentary below, and join our conference call on Monday, November 10, 2025, at 4:30 PM Eastern Time, for further details about Comtech’s transformation and prospects.

Fiscal Year 2025 Consolidated Financial Results

•Net sales of $499.5 million

•Gross margin of 25.6%

•Operating loss of $139.1 million

•Net loss attributable to common shareholders of $204.3 million

•Adjusted EBITDA (a Non-GAAP measure) loss of $2.0 million

•Net bookings of $372.7 million, representing a book-to-bill ratio of 0.75x

•Funded backlog at year end of $672.1 million

•GAAP cash flows used in operations of $8.3 million

•Total liquidity at year end of $47.0 million

Fourth Quarter Fiscal 2025 Consolidated Financial Results

•Net sales of $130.4 million

•Gross margin of 31.2%

•Operating income of $1.9 million

•Net loss attributable to common shareholders of $11.6 million

•Adjusted EBITDA (a Non-GAAP measure) of $13.3 million

•Net bookings of $94.4 million, representing a book-to-bill ratio of 0.72x

•GAAP cash flows provided by operations of $11.4 million

Fiscal 2025 Consolidated Results Commentary

Net sales were $499.5 million for fiscal 2025, a 7.6% decline from $540.4 million for 2024. The change reflects significantly lower net sales in our Satellite and Space Communications (“S&S”) segment offset, in part, by higher net sales in our Allerium (formerly, Terrestrial and Wireless Networks or “T&W”) segment, as further discussed below. The change in sales reflects the anticipated wind down of certain legacy troposcatter contracts, lower sales of EEE space components and antennas (including those related to the CGC divestiture that we initiated in our fourth quarter of fiscal 2024) and the divestiture of our high-power solid-state amplifiers product line in November 2023. These items were offset, in part, by higher sales of NG-911 emergency communication, call handling and location-based solutions, and satellite ground infrastructure solutions and VSAT and similar equipment sales to the U.S. Army. More broadly, the decrease in S&S segment net sales is primarily attributable to the discontinuation of certain low-margin business in order to focus on opportunities in which we can provide a more differentiated solution at higher margins.

Gross profit was $127.9 million and gross margin was 25.6%, compared to $157.2 million and 29.1% in the prior year. Fiscal 2025 gross margins were impacted by an $11.4 million non-cash charge in our first quarter due to restructuring-related inventory write downs in the S&S segment and a $3.5 million adjustment in our fourth quarter due to higher expected costs at completion on a non-recurring engineering related project in our S&S segment.

Operating loss was $139.1 million, compared to a $79.9 million operating loss in fiscal 2024; results for fiscal 2025 were heavily influenced by performance in the first quarter, which also included an incremental non-cash goodwill impairment charge.

As outlined in our Form 10-K for fiscal 2025, net loss attributable to common shareholders was $204.3 million, compared to $135.4 million for fiscal 2024. In aggregate, fiscal 2025 results were impacted by $187.5 million of net charges, of which $167.1 million were non-cash. Our quarterly net loss attributable to common shareholders improved sequentially throughout fiscal 2025, due primarily to improved operational and financial performance.

Adjusted EBITDA (a Non-GAAP measure) was negative $2.0 million, compared to positive $45.7 million for fiscal 2024. We experienced sequential quarterly improvements in Adjusted EBITDA throughout fiscal 2025, with increased correlation to operating cash flows than in the recent past. The improvements in Adjusted EBITDA throughout fiscal 2025 were a direct result of the transformation initiatives described above.

Fiscal 2025 net bookings were $372.7 million, representing a book-to-bill ratio of 0.75x, compared to $700.6 million and 1.30x for fiscal 2024. Fiscal 2025 bookings include a large debooking in our S&S segment related to a protested contract that was ultimately awarded to the incumbent provider. Fiscal 2024 bookings include a large multi-year contract awarded to us from an NG-911 customer in the Northeastern region of the U.S.

Funded backlog was $672.1 million as of July 31, 2025, compared to $798.9 million last year. Revenue visibility, measured as the sum of funded backlog and the total unfunded value of certain multi-year contracts, was approximately $1.1 billion as of July 31, 2025.

Fiscal 2025 GAAP cash flows used in operations were $8.3 million, a significant improvement from $54.5 million of cash flows used in operations in fiscal 2024. Fiscal 2025 includes $23.0 million in aggregate payments for restructuring costs, including severance, proxy solicitation costs and CEO transition costs, compared to $16.0 million in fiscal 2024. Fiscal 2025 also includes cash payments for interest and taxes of $29.6 million, compared to $23.0 million in fiscal 2024.

Liquidity improved 71.5% to $47.0 million as of July 31, 2025, compared to $27.4 million disclosed in March 2025.

Fourth Quarter Fiscal 2025 Consolidated Results Commentary

Net sales were $130.4 million, an approximate 3.0% increase from both the fourth quarter of fiscal 2024 and third quarter of fiscal 2025. Fourth quarter results benefited from earlier-than-anticipated orders in both segments, offset, in part, by a $3.5 million adjustment in our fourth quarter due to higher expected costs at completion on a non-recurring engineering related project in our S&S segment.

Gross profit was $40.7 million, or 31.2% of net sales, representing a substantial 50.2% increase from the prior year’s $27.1 million, or 21.5%. Gross profit in the fourth quarter also represents a 4.6% sequential increase from the preceding quarter’s $38.9 million, or 30.7%.

Operating income was $1.9 million, a significant improvement from both the $81.5 million operating loss in the fourth quarter of 2024 and the $1.5 million operating loss in the third quarter of fiscal 2025. The sequential improvement from the third quarter is due primarily to improved operational and financial performance during the period, specifically higher net sales and a more favorable mix of products and services sold, in addition to a decrease in selling, general, and administrative expenses (including lower restructuring costs).

Net loss attributable to common shareholders was $11.6 million in the fourth quarter of fiscal 2025, compared to $100.6 million in the prior year period and $14.5 million in the third quarter of fiscal 2025.

Adjusted EBITDA (a Non-GAAP measure) improved to $13.3 million or 10.2% of net sales, compared to $0.3 million or 0.2% in the fourth quarter of fiscal 2024 and $12.6 million or 9.9% in the third quarter of fiscal 2025. The fourth quarter of fiscal 2025 reflects the improved operating results, as discussed above.

Net bookings were $94.4 million, representing a book-to-bill ratio of 0.72x, compared to $271.5 million or 2.15x in the fourth quarter of fiscal 2024 and $71.0 million or 0.56x in the third quarter of fiscal 2025. Bookings in the prior year comparable period included a large multi-year contract awarded to us from an NG-911 customer in the Northeastern region of the U.S.

Fourth quarter fiscal 2025 GAAP cash flows provided by operations were $11.4 million, a substantial improvement from the $9.5 million of cash flows used in operations in the fourth quarter of 2024 and $2.3 million of cash flows provided by operations in the third quarter of fiscal 2025. These are the first quarters of positive operating cash flow for Comtech since fiscal 2023. The significant improvement is due to operational enhancements and our revitalized culture with aligned focus on optimizing cash flow which, in part, contributed to earlier-than-anticipated collections in our fourth quarter of fiscal 2025.

Fiscal 2025 Satellite and Space Communications (“S&S”) Segment Commentary

In the second quarter of fiscal 2025, Daniel Gizinski was promoted to President of the S&S business. In this new role, Mr. Gizinski and the team identified sources of previous underperformance, executed a remediation plan and positioned the S&S segment for margin improvement, cash flow generation and long-term growth. Key elements of the remediation plan included: recruiting new leaders for the segment, including a new Chief Operating Officer, Chief Financial Officer, Chief Technology Officer and General Manager; developing a new product roadmap featuring differentiated technologies aligned with customer needs; eliminating more than 50% of slow moving products, resulting in a differentiated, value-driven product line; restoring operational discipline; implementing productivity enhancements, cost reduction initiatives and a disciplined approach to procurement and inventory management; improving customer relations and contractual terms; and establishing best practices in program management, ensuring improved reliability and performance. As anticipated, these changes lowered the volume of net sales in fiscal 2025, but produced sequentially increasing quarterly gross profit (as a percentage of segment net sales), operating income (both in dollars and as a percentage of segment net sales), Adjusted EBITDA (both in dollars and as a percentage of segment net sales) and operating cash flow.

With these elements of the plan now in place, the S&S business is better positioned to pursue growth opportunities. We are prepared to meet increasing demand for technology to support 5G Non-Terrestrial Networks (referred to as “NTN”) and sovereign defense networks with the launch of our next-generation platforms. We are already seeing traction from the launch of our Digital Common Ground platform, including additional early production prototype order agreements.

Net sales in our S&S segment were $269.3 million for fiscal 2025, compared to $324.1 million for fiscal 2024. S&S net sales in fiscal 2025 reflect the anticipated discontinuation of certain legacy troposcatter contracts and low-margin business in order to focus on opportunities in which we can provide a more differentiated solution at higher margins, as well as an ongoing shift back to higher volume production orders in our satellite ground infrastructure solutions product line, as certain legacy low or no margin non-recurring engineering contracts draw nearer to completion.

S&S operating loss was $111.6 million in fiscal 2025, compared to an operating loss of $54.2 million in fiscal 2024. Fiscal 2025 operating loss in this segment was significantly impacted by the $79.6 million non-cash goodwill impairment charge in the first quarter. Fiscal 2025 also reflects significantly lower segment net sales and gross profit, both in dollars and as a percentage of related net sales (including an $11.4 million non-cash charge related to the write down of certain inventory and impact of the PST and CGC divestitures), higher selling, general and administrative expenses (driven by a $16.1 million non-cash charge related to an allowance for doubtful accounts, offset in part by cost savings initiatives) and higher amortization of intangibles, offset in part by lower internal research and development expenses due to higher levels of customer funded activities. Initiatives have been implemented within the S&S segment to rationalize product lines and to streamline the organization, in order to generate cost savings, improve accountability at the site level and enhance focus on priority products, production and customer commitments. These changes have resulted in sequential quarterly improvements in operating income for the S&S segment throughout fiscal 2025, improving from an operating loss of $118.8 million in the first quarter to operating income of $3.3 million in the fourth quarter.

S&S Adjusted EBITDA was a loss of $15.8 million in fiscal 2025, compared to positive $29.8 million in fiscal 2024. The segment’s Adjusted EBITDA improved sequentially in each quarter of fiscal 2025. The improvements in Adjusted EBITDA throughout fiscal 2025 for this segment were a direct result of the transformation initiatives described above.

S&S bookings were $167.7 million for fiscal 2025, representing a book-to-bill ratio of 0.62x. This compares to bookings of $333.0 million and 1.03x in fiscal 2024. The reduction in bookings from the year ago period reflects, in part, an approach to product positioning and sales that focuses on higher margin opportunities.

Fourth Quarter Fiscal 2025 Satellite and Space Communications (“S&S”) Segment Commentary

S&S net sales in the fourth quarter of fiscal 2025 were $69.0 million, a 3.6% decrease from $71.6 million in the fourth quarter of fiscal 2024, but a 2.1% increase from $67.6 million in the third quarter of fiscal 2025. Fourth quarter results for the S&S segment benefited from earlier-than-anticipated orders, offset, in part, by a $3.5 million adjustment in our fourth quarter due to higher expected costs at completion on a non-recurring engineering related project.

S&S operating income was $3.3 million in the fourth quarter of fiscal 2025, compared to an operating loss of $69.0 million in the fourth quarter of fiscal 2024 and operating income of $2.7 million in the third quarter of fiscal 2025. The sequential increase in quarterly operating income reflects higher segment net sales and gross margin (both in dollars and as a percentage of segment net sales).

S&S Adjusted EBITDA was $6.3 million in the fourth quarter of fiscal 2025, compared to $0.4 million in the fourth quarter of fiscal 2024 and $5.7 million in the third quarter of fiscal 2025. The fourth quarter of fiscal 2025 reflects the improved operating results for this segment, as discussed above.

S&S bookings were $44.5 million in the fourth quarter of fiscal 2025, representing a book-to-bill ratio of 0.65x. This compares to $67.3 million and 0.94x in the fourth quarter of fiscal 2024 and $17.4 million and 0.26x in the third quarter of fiscal 2025 (which included a large debooking related to a protested contract that was ultimately awarded to the incumbent provider).

In September 2025, as part of our cost savings plans, we made the decision to migrate certain production capabilities and operational functions to our manufacturing operations in Chandler, Arizona. This initiative, which is slated for completion in fiscal 2026, is expected to increase manufacturing efficiencies, further optimize our facilities footprint and lead to annualized cost savings of approximately $3.0 million.

During the fourth quarter of fiscal 2025, we were awarded orders that included:

•Additional funding of approximately $10.3 million from a major U.S. prime contractor in support of NASA's Orion Production and Operations Contract ("OPOC"), commonly known as the Artemis project;

•Incremental funding of approximately $7.4 million for continued, ongoing training and support of complex cybersecurity operations for U.S. government customers;

•$2.8 million in funded orders for VSAT equipment and related services for the U.S. Army (given the award of the follow on "VSAT IV" contract to a competitor, we do not expect material contributions from our legacy contract going forward);

•Over $2.0 million in funded orders for high power Ka band traveling wave tube amplifiers for use in a satellite constellation designed to provide high speed internet access to rural areas of the U.S.;
•Approximately $2.0 million in funded orders from a long-term, existing international customer for the procurement of EEE space parts and services;

•Approximately $2.0 million in funded orders from the U.S. Navy for satellite ground infrastructure solutions;

•Over $1.0 million in funded orders related to an international customer's replacement of an existing air traffic control network; and

•Over $1.0 million in funded orders for satellite ground infrastructure solutions intended for use in the SES mPower satellite constellation.

In the fourth quarter, the S&S business completed initial deliveries of our small-form factor troposcatter system, referred to as our Multi-Path Radio, or MPR, to an international Air Force customer. We believe the small form factor troposcatter capabilities align closely with modern defense demands, and we believe there will be increasing demand for the unique features and capabilities we offer.

During fiscal 2025, we began deliveries of initial production units to our prime contractor in support of a next-generation satellite modem contract and will be moving into full production during fiscal 2026, as the program transitions from a multi-year development period into a production-oriented stage. A second next-generation product with the same prime contractor has also significantly progressed in development and is also expected to begin production deliveries in fiscal 2026. These are important milestones for the S&S segment, as they address the long-awaited migration from low-margin nonrecurring engineering efforts to higher volume production with improved operating margins and faster cash conversion cycles.

Fiscal 2025 Allerium Segment Commentary

Allerium, a brand rooted in experience, driven by innovation and built for those who protect our communities, is the renamed segment that was formerly our Terrestrial and Wireless Networks (“T&W”) segment. Our rebranding unifies and clarifies Allerium’s go-to-market strategy under one name. The new name “Allerium” reaffirms our focus, commitment and dedication to achieving successful outcomes when it matters most – secure, reliable communications in the most critical circumstances.

Allerium net sales were $230.3 million in fiscal 2025, up 6.5% from $216.3 million in fiscal 2024. Relative to fiscal 2024, Allerium grew net sales of next-generation 911 ("NG-911") services and location-based solutions, while also expanding its customer base for call handling solutions. We continue to see customer upgrades to next-generation core services, new cloud-based emergency response products and increasing interest from international carriers for 5G location technologies as key growth drivers for the Allerium segment.

Allerium operating income was $24.1 million in fiscal 2025, up 11.1% from operating income of $21.7 million in fiscal 2024. The increase in our Allerium segment operating income, both in dollars and as a percentage of related segment net sales, reflects higher net sales and gross profit, offset in part by higher selling, general and administrative expenses and research and development expenses.

Allerium Adjusted EBITDA was $47.6 million in fiscal 2025, compared to $44.7 million in fiscal 2024. Fiscal 2025 reflects the improved operating results for this segment, as discussed above.

Allerium bookings were $204.9 million in fiscal 2025, representing a book-to-bill ratio of 0.89x, compared to $367.5 million and 1.70x in fiscal 2024. Fiscal 2024 bookings include a large multi-year contract awarded to us from an NG-911 customer in the Northeastern region of the U.S.

Fourth Quarter Fiscal 2025 Allerium Segment Commentary

Allerium net sales were $61.3 million in the fourth quarter of fiscal 2025, compared to $54.6 million in the fourth quarter of fiscal 2024 and $59.2 million in the third quarter of fiscal 2025, an increase of 12.3% and 3.5%, respectively. The increase in fourth quarter fiscal 2025 segment net sales, relative to both comparable periods, was due to higher sales of location based and NG-911 call handling solutions.

Allerium operating income was $7.1 million in the fourth quarter of fiscal 2025, compared to operating income of $3.8 million in the prior year period and $8.4 million in the immediately preceding quarter. As compared to the prior year period, the increase in segment operating income, both in dollars and as a percentage of the related segment net sales, reflects higher net sales and gross profit, offset in part by higher selling, general and administrative expenses and research and development expenses. As compared to the immediately preceding quarter, third quarter fiscal 2025 net sales and gross profit in this segment benefited from approximately $3.0 million of incremental NG-911 services revenue due to reaching an agreement with a statewide customer to retroactively invoice for certain recurring services provided in the past (which did not repeat in the fourth quarter).

Allerium Adjusted EBITDA was $13.7 million in the fourth quarter of fiscal 2025, compared to Adjusted EBITDA of $10.0 million in the prior year period and $13.9 million in the immediately preceding quarter. Adjusted EBITDA in this segment improved as compared to the prior year period and decreased compared to the immediately preceding quarter, as discussed above.

Allerium bookings were $49.8 million in the fourth quarter of fiscal 2025, representing a book-to-bill ratio of 0.81x, compared to $204.2 million and 3.74x in the fourth quarter of fiscal 2024 and $53.7 million and 0.91x in the third quarter of fiscal 2025. Bookings in the prior year comparable period include a large multi-year contract awarded to us from an NG-911 customer in the Northeastern region of the U.S.

Strategic wins in the U.S., Canada and Australia confirm Allerium’s role as a trusted leader in 911, NG-911 and public safety applications. We are positioned increasingly well to deliver similarly sophisticated solutions for other types of emergencies. New emergency requesting devices, such as "wearables," vehicles, smart speakers and AI capable cameras, and new delivery methods, such as through satellite networks, are expected to drive innovation and growth within the public safety market over time.

During the fourth quarter of fiscal 2025, we were awarded orders including:

•Over $20.0 million of incremental, multi-year funding related to the continued deployment of NG-911 solutions for the State of Ohio;

•More than $4.5 million of initial funding related to the deployment of our NG-911 call handling solutions for a new customer in South Australia;

•Over $3.5 million of incremental funding to migrate additional counties onto our NG-911 solutions deployed in the State of South Carolina;

•In excess of $2.0 million of funding to provide emergency location-based solutions to a mobile network operator located in Canada;

•Approximately $2.0 million in incremental funding in support of an NG-911 emergency communications platform in the Northeastern region of the U.S.;

•Various funded orders, aggregating to approximately $2.0 million, to provide new features and security enhancements for wireless emergency alert and other location-based solutions provided to a top-tier mobile network operator; and

•Over $1.5 million of incremental funding from a NG-911 customer in the Southeastern region of the U.S.

Subsequent to year end, in November 2025, Allerium secured a multi-year contract extension from its largest customer – a leading telecommunications company in the U.S. known for its network reliability and security. This contract award is valued in excess of $130.0 million and is for a scalable service. The agreement reinforces Allerium's commitment to helping carriers and public safety organizations modernize critical infrastructure and optimize service reliability with confidence.

The Allerium rebrand reflects a new, unified, go-to-market strategy that consolidates several product lines under the single Allerium name. A cornerstone of this strategy is "Allerium Mira," our next-generation, public-safety-grade, cloud-native call handling solution. Mira simplifies complex emergency call handling operations by allowing Public Safety Answering Points (“PSAPs”) to manage voice, text, video, and alerts through a single interface, unlocking smarter routing and deeper integration.

Capital Structure Improvements

On July 21, 2025, we amended our Credit Facility and Subordinated Credit Agreement to enhance Comtech’s financial flexibility, as we continue to execute our transformation plan. The following is a summary of such amendments to our capital structure. For a more complete description of our credit facilities, please see our filings with the SEC, including our Form 8-K filed on July 22, 2025.

The amendments to the Credit Facility and Subordinated Credit Agreement, among other things: (i) provided for the incurrence of a $35.0 million incremental priority subordinated term loan, the net proceeds of which were used to pay certain transaction costs, fees and expenses incurred in connection with amendments to our credit facilities and to prepay, without premium, $28.5 million of the outstanding term loans and $5.8 million of the outstanding revolver loan under the Credit Facility; (ii) suspends, until the four-quarter period ending January 31, 2027, testing of the Net Leverage Ratio, the Fixed Charge Coverage Ratio and the Minimum EBITDA covenants; (iii) altered the interest rates applicable to term loans under the credit facilities; (iv) delayed the scheduled repayment of a portion of the principal of the term loans and fees due pursuant to the second amendment to the Credit Facility; (v) reduced the Minimum EBITDA requirements; (vi) reduced the minimum quarterly average liquidity requirement from $17.5 million to $15.0 million; (vii) permanently reduced commitments under the Credit Facility’s revolver loan by $2.1 million; and (viii) obligates the Company to enter into management incentive and retention arrangements for its key personnel.

Such amendments also permit us to engage in the sale or disposition of certain properties and assets approved by the administrative agents, subject to the conditions to use net cash proceeds from such sale to repay outstanding principal amounts of the obligations under our credit facilities.

Interest on the $35.0 million incremental priority subordinated term loan shall be paid-in-kind quarterly, in arrears at a rate generally equivalent to the cash interest rate on our senior debt under the Credit Facility, by capitalizing and adding the unpaid and accrued amount of such interest to the aggregate outstanding principal amount of the incremental priority subordinated term loan on the last business day of each quarter. Unlike the prior issuances of subordinated term loans, the incremental priority subordinated term loan is not subject to any make-whole premium.

Liquidity

As discussed further in our annual report on Form 10-K for fiscal 2025, due in part to our improved operational and financial performance, we expect cash and cash equivalents and cash flows from both operating and financing activities to be our principal sources of liquidity. We believe these sources of liquidity will be sufficient to fund our operating and cash commitments for investing and financing activities over the next year beyond the issuance date.

Over the next year beyond the issuance date, we believe that we will: (i) be able to generate sufficient positive cash inflows and maximize our borrowing capacity under our Credit Facility to continue as a going concern, and (ii) comply with the covenants contained in our credit facilities. As a result of the foregoing, we have disclosed in our annual report on Form 10-K that we have removed the substantial doubt regarding our ability to continue as a going concern, which had been disclosed in our SEC filings for the previous seven fiscal quarters.

At July 31, 2025, October 31, 2025 and November 7, 2025, our available sources of liquidity totaled $47.0 million, $51.0 million and $50.3 million, respectively, which includes qualified cash and cash equivalents of $37.4 million, $41.4 million and $40.7 million, respectively, and the remaining available portion of the revolver loan under our Credit Facility of $9.6 million as of each such date.

At July 31, 2025, total outstanding borrowings under our Credit Facility were $133.9 million. Of such amount, $17.6 million was drawn on the revolver loan.

At July 31, 2025, total outstanding borrowings under our Subordinated Credit Facility were $100.1 million, including interest paid-in-kind on the $35.0 million subordinated priority term loan through such date. Such amount does not include the $25.7 million make-whole amount associated with the $65.0 million portion of the Subordinated Credit Facility.

At July 31, 2025, the liquidation preference of the Company’s outstanding convertible preferred stock was $204.2 million (excluding potential increases in the liquidation preference and other obligations that could be triggered by, among other things, breaches of covenants, asset sales and/or change in control of the Company).

First Quarter Fiscal 2026 Preliminary Update

For the fiscal quarter ended October 31, 2025, the Company currently estimates the following consolidated results:

•Net sales to approximate a range of $107 million to $113 million, compared to $115.8 million in the first quarter of fiscal 2025;

•Cash flow provided by operating activities to approximate a range of $6 million to $7 million, compared to cash flow used in operating activities of $21.8 million in the first quarter of fiscal 2025; and

•Liquidity, defined as qualified cash and cash equivalents and the remaining available portion of the revolver loan under our Credit Facility, of $51.0 million as of October 31, 2025.

Performance in the first quarter of fiscal 2026 is expected to reflect, among other things, the impacts of earlier-than-anticipated orders, net sales and cash collections, as well as certain contracts nearing completion, in the fourth quarter of fiscal 2025. Additionally, performance in the first quarter of fiscal 2026, particularly in our S&S segment, is expected to reflect the impacts of timing delays in orders, net sales and cash collections as a result of the recent U.S. government shutdown, as well as the decision to phase out and eliminate certain low margin revenue. While not providing full year guidance or specific targets, we do expect performance to improve in the subsequent quarters of fiscal 2026. Additional details will be provided when we file our Form 10-Q for our first quarter of fiscal 2026.

Conference Call and Webcast Information

Comtech will host a conference call with investors and analysts Monday, November 10, 2025, at 4:30 PM Eastern Time.

A live webcast of the conference call will be accessible on the Investor Relations section of Comtech’s website at www.comtech.com/investors. Alternatively, investors can access the conference call by dialing (833) 316-2483 (primary) or (785) 838-9284 (alternate) and using the conference I.D. of “Comtech.” A replay of the call will also be available by dialing (800) 688-4915 or (402) 220-1319 through Monday, November 24, 2025.

About Comtech

Comtech Telecommunications Corp. is a leading provider of satellite and space communications technologies; terrestrial and wireless network solutions; Next Generation 911 (“NG911”) and emergency services; and cloud native capabilities to commercial and government customers around the world. Through its culture of innovation and employee empowerment, Comtech leverages its global presence and decades of technology leadership and experience to create some of the world’s most innovative solutions for mission-critical communications. For more information, please visit www.comtech.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information in this press release contains, and oral statements made by our representatives from time to time may contain, forward-looking statements. Forward-looking statements can be identified by words such as: "anticipate," "believe," "continue," "could," "estimate," "expect," "future," "goal," "outlook," "intend," "likely," "may," "plan," "potential," "predict," "project," "seek," "should," "strategy," "target," "will," "would," and similar references to future periods, or the negative of those words and expressions, as well as statements in future tense. Forward-looking statements include, among others, statements regarding our expectations for our strategic alternatives process, our expectations for further portfolio-shaping opportunities, our expectations for other operational initiatives, our expectations for completing further financing initiatives, our future performance and financial condition, including our expectations for, or guidance on, the performance and financial condition for the fiscal quarter ended October 31, 2025, the plans and objectives of our management and our assumptions regarding such future performance, financial condition, and plans and objectives that involve certain significant known and unknown risks and uncertainties and other factors not under our control which may cause our actual results, future performance and financial condition, and achievement of our plans and objectives of our management to be materially different from the results, performance or other expectations implied by these forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or our good faith belief with respect to future events, and is subject to risks and uncertainties that are difficult to predict and many of which are outside of our control. Factors that could cause actual results to differ materially from current expectations include, among other things: the outcome and effectiveness of the aforementioned strategic alternatives process, further portfolio-shaping opportunities, other operational initiatives, and the completion of further financing activities; our ability to access capital and liquidity; our ability to implement changes in our executive leadership; the possibility that the expected benefits from our strategic activities will not be fully realized, or will not be realized within the anticipated time periods; the risk that acquired businesses will not be integrated successfully; impacts from, and uncertainties regarding, future actions that may be taken by activist stockholders; the possibility of disruption from acquisitions or dispositions, making it more difficult to maintain business and operational relationships or retain key personnel; the risk that we will be unsuccessful in implementing a tactical shift in our Satellite and Space Communications segment away from bidding on large commodity service contracts and toward pursuing contracts for our niche products and solutions with higher margins; the nature and timing of our receipt of, and our performance on, new or existing orders that can cause significant fluctuations in net sales and operating results; the timing and funding of government contracts; the timing and amount of adjustments to gross profits on long-term contracts; risks associated with international sales; rapid technological change; evolving industry standards; new product announcements and enhancements or rebranding; changing customer demands and/or procurement strategies and our ability to scale opportunities and deliver solutions to current and prospective customers; changes and uncertainty in prevailing economic and political conditions (including financial and capital market conditions), including as a result of military conflicts or any tariff, trade restrictions or similar matters; impact of government shutdowns; changes to government procurement practices; changes in the price of oil in global markets; changes in prevailing interest rates and foreign currency exchange rates; risks associated with our legal proceedings, customer claims for indemnification, and other similar matters; risks associated with our obligations under our credit facilities; risks associated with our large contracts; risks associated with supply chain disruptions; and other factors described in this and our other filings with the Securities and Exchange Commission ("SEC"). However, these risks are not the only risks that we face. Additional risks and uncertainties, not currently known to us or that do not currently appear to be material, may also materially adversely affect our business, financial condition and/or operating results in the future. We describe risks and uncertainties that could cause actual results and events to differ materially in the Risk Factors (Part I, Item 1A of our Form 10-K for fiscal 2025), Management’s Discussion and Analysis of Financial Condition and Results of Operations (Part II, Item 7 of our Form 10-K for fiscal 2025) and Quantitative and Qualitative Disclosures about Market Risk (Part II, Item 7A of our Form 10-K for fiscal 2025). We do not intend to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise, except as required by law.

Investor Relations Contact	Media Contacts
Maria Ceriello	Jamie Clegg	Longacre Square Partners
631-962-7115	480-532-2523	comtech@longacresquare.com
Maria.Ceriello@comtech.com	Jamie.Clegg@comtech.com

Appendix:
•Condensed Consolidated Statements of Operations (Audited and Unaudited)
•Condensed Consolidated Balance Sheets (Audited)
•Condensed Consolidated Statements of Cash Flows (Audited and Unaudited)
•Use of Non-GAAP Financial Measures

COMTECH TELECOMMUNICATIONS CORP. AND SUBSIDIARIES
Consolidated Statements of Operations

	(Unaudited)		(Audited)
	Three months ended July 31,		Twelve months ended July 31,
	2025	2024	2025	2024
Net sales	$130,367,000	126,191,000	$499,528,000	540,403,000
Cost of sales	89,694,000	99,046,000	371,654,000	383,224,000
Gross profit	40,673,000	27,145,000	127,874,000	157,179,000

Expenses:
Selling, general and administrative	27,808,000	31,499,000	143,487,000	123,198,000
Research and development	4,916,000	3,676,000	17,408,000	24,077,000
Amortization of intangibles	5,043,000	5,288,000	21,723,000	21,154,000
Impairment of long-lived assets, including goodwill	—	64,525,000	79,555,000	64,525,000
CEO transition costs	1,045,000	424,000	2,117,000	2,916,000
Proxy solicitation costs	—	—	2,682,000	—
Loss on business divestiture	—	3,212,000	—	1,199,000
	38,812,000	108,624,000	266,972,000	237,069,000

Operating income (loss)	1,861,000	(81,479,000)	(139,098,000)	(79,890,000)

Other expenses (income):
Interest expense	12,203,000	6,810,000	45,650,000	22,153,000
Interest (income) and other	155,000	(568,000)	155,000	678,000
Write-off of deferred financing costs and debt discounts	4,086,000	1,832,000	8,977,000	1,832,000
Change in fair value of warrants and derivatives	(23,048,000)	2,166,000	(38,498,000)	(4,273,000)

Income (loss) before provision for (benefit from) income taxes	8,465,000	(91,719,000)	(155,382,000)	(100,280,000)
Provision for (benefit from) income taxes	555,000	(934,000)	(80,000)	(295,000)

Net income (loss)	$7,910,000	(90,785,000)	$(155,302,000)	(99,985,000)

(Loss) gain on extinguishment of convertible preferred stock	—	(5,915,000)	51,179,000	(19,555,000)

Adjustments to reflect redemption value of convertible preferred stock:
Dividend on convertible preferred stock	(19,472,000)	(3,908,000)	(100,128,000)	(11,551,000)
Convertible preferred stock issuance costs	—	—	—	(4,349,000)
Net loss attributable to common stockholders	$(11,562,000)	(100,608,000)	$(204,251,000)	(135,440,000)

Net loss per common share:
Basic	$(0.39)	(3.48)	$(6.95)	(4.70)
Diluted	$(0.39)	(3.48)	$(6.95)	(4.70)

Weighted average number of common shares outstanding – basic	29,436,000	28,938,000	29,405,000	28,799,000

Weighted average number of common and common equivalent shares outstanding – diluted	29,436,000	28,938,000	29,405,000	28,799,000

COMTECH TELECOMMUNICATIONS CORP. AND SUBSIDIARIES
Consolidated Balance Sheets
(Audited)

	July 31, 2025	July 31, 2024
Assets
Current assets:
Cash and cash equivalents	$40,019,000	32,433,000
Accounts receivable, net	144,837,000	195,595,000
Inventories, net	68,955,000	93,136,000
Prepaid expenses and other current assets	16,375,000	15,387,000
Total current assets	270,186,000	336,551,000
Property, plant and equipment, net	43,410,000	47,328,000
Operating lease right-of-use assets, net	30,812,000	31,590,000
Goodwill	204,625,000	284,180,000
Intangibles with finite lives, net	173,105,000	194,828,000
Deferred financing costs, net	1,907,000	3,251,000
Other assets, net	16,790,000	14,706,000
Total assets	$740,835,000	912,434,000
Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$25,965,000	42,477,000
Accrued expenses and other current liabilities	58,423,000	62,245,000
Current portion of credit facility, net	4,050,000	4,050,000
Operating lease liabilities, current	7,250,000	7,869,000
Contract liabilities	62,546,000	65,834,000
Interest payable	15,000	1,072,000
Total current liabilities	158,249,000	183,547,000
Non-current portion of credit facility, net	114,414,000	173,527,000
Non-current portion of subordinated debt, net	95,588,000	—
Operating lease liabilities, non-current	29,376,000	30,258,000
Income taxes payable, non-current	1,818,000	2,231,000
Deferred tax liability, net	4,619,000	6,193,000
Long-term contract liabilities	21,005,000	21,035,000
Warrant and derivative liabilities	17,849,000	5,254,000
Other liabilities	3,950,000	4,060,000
Total liabilities	446,868,000	426,105,000
Commitments and contingencies
Convertible preferred stock, par value $0.10 per share; authorized and issued 178,181 shares at July 31, 2025 (redemption value of $204,153,000 which includes accrued dividends of 1,520,000) and authorized and issued 171,827 shares at July 31, 2024 (redemption value of $180,076,000, which includes accrued dividends of 1,341,000)	189,545,000	180,076,000
Stockholders’ equity:
Preferred stock, par value $0.10 per share; authorized and unissued 1,821,819 and 1,828,173 shares at July 31, 2025 and July 31, 2024, respectively	—	—
Common stock, par value $0.10 per share; authorized 100,000,000 shares; issued 44,443,626 and 43,766,109 shares at July 31, 2025 and July 31, 2024, respectively	4,444,000	4,377,000
Additional paid-in capital	548,722,000	640,145,000
Retained (deficit) earnings	(6,895,000)	103,580,000
	546,271,000	748,102,000
Less:
Treasury stock, at cost (15,033,317 shares at July 31, 2025 and July 31, 2024)	(441,849,000)	(441,849,000)
Total stockholders’ equity	104,422,000	306,253,000
Total liabilities, convertible preferred stock and stockholders’ equity	$740,835,000	912,434,000

COMTECH TELECOMMUNICATIONS CORP. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	(Unaudited)		(Audited)
	Three months ended July 31,		Twelve months ended July 31,
	2025	2024	2025	2024
Cash flows from operating activities:
Net income (loss)	$7,910,000	(90,785,000)	$(155,302,000)	(99,985,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property, plant and equipment	3,398,000	3,086,000	11,798,000	12,159,000
Amortization of intangible assets with finite lives	5,043,000	5,288,000	21,723,000	21,154,000
Amortization of stock-based compensation	600,000	858,000	3,120,000	6,096,000
Amortization of cost to fulfill assets	—	240,000	261,000	960,000
Paid-in-kind interest under term loan	—	337,000	5,528,000	337,000
Amortization of deferred financing costs, debt discount and accreted interest related to subordinated credit facility	4,009,000	—	8,460,000	—
Amortization of deferred financing costs and debt discount related to credit facility	1,472,000	1,291,000	4,968,000	3,985,000
Write-off of deferred financing costs and debt discounts	4,086,000	1,832,000	8,977,000	1,832,000
Change in fair value of warrants and derivatives	(23,048,000)	2,166,000	(38,498,000)	(4,273,000)
Loss on business divestiture	—	3,212,000	—	1,199,000
Changes in other liabilities	—	(1,010,000)	—	(4,110,000)
Loss on disposal of property, plant and equipment	—	872,000	310,000	889,000
Provision for allowance for doubtful accounts and contract assets	(108,000)	288,000	17,608,000	1,422,000
Provision for excess and obsolete inventory	1,717,000	558,000	16,202,000	2,801,000
Deferred income tax benefit	(1,116,000)	(1,977,000)	(1,700,000)	(2,990,000)
Impairment of long-lived assets, including goodwill	—	64,525,000	79,555,000	64,525,000
Changes in assets and liabilities, net of effects of divestitures:
Accounts receivable	6,743,000	3,763,000	33,150,000	(38,305,000)
Inventories	6,748,000	2,426,000	7,708,000	(7,763,000)
Prepaid expenses and other current assets	(609,000)	2,686,000	(1,161,000)	4,282,000
Other assets	(465,000)	(1,876,000)	(2,074,000)	(717,000)
Accounts payable	(1,264,000)	(11,614,000)	(15,194,000)	(18,930,000)
Accrued expenses and other current liabilities	(3,721,000)	(1,362,000)	(8,964,000)	755,000
Contract liabilities	(1,021,000)	6,060,000	(3,318,000)	2,755,000
Other liabilities, non-current	(46,000)	(27,000)	(12,000)	14,000
Interest payable	10,000	(184,000)	(1,057,000)	(296,000)
Income taxes payable	1,109,000	(150,000)	(380,000)	(2,291,000)
Net cash provided by (used in) operating activities	11,447,000	(9,497,000)	(8,292,000)	(54,495,000)
Cash flows from investing activities:
Proceeds from business divestiture, net	—	—	—	33,225,000
Purchases of property, plant and equipment	(2,036,000)	(4,179,000)	(8,565,000)	(13,083,000)
Net cash (used in) provided by investing activities	(2,036,000)	(4,179,000)	(8,565,000)	20,142,000
Cash flows from financing activities:
Proceeds from subordinated credit facility	35,000,000	—	100,000,000	—
Contribution for constructing long-lived assets	2,814,000	—	2,814,000	—
Proceeds from term loan	—	157,140,000	—	157,140,000
Repayment of term loan	(29,494,000)	(28,187,000)	(56,746,000)	(48,800,000)
Net payments under revolving loans	(5,775,000)	(102,854,000)	(14,859,000)	(85,300,000)
Payment of deferred financing costs and debt discount	(325,000)	(7,114,000)	(4,545,000)	(10,294,000)
Proceeds from issuance of convertible preferred stock	—	—	—	43,200,000
Payment of convertible preferred stock issuance costs and fees	—	(77,000)	(726,000)	(4,272,000)
Cash dividends paid on common stock	(1,000)	(1,000)	(158,000)	(268,000)
Remittance of employees' statutory tax withholding for stock awards	(62,000)	(5,000)	(1,248,000)	(3,815,000)
Proceeds from issuance of employee stock purchase plan shares	17,000	35,000	118,000	254,000
Payment of shelf registration costs	—	(20,000)	(207,000)	(20,000)
Net cash provided by financing activities	2,174,000	18,917,000	24,443,000	47,825,000
Net increase in cash and cash equivalents	$11,585,000	5,241,000	$7,586,000	13,472,000
Cash and cash equivalents at beginning of period	28,434,000	27,192,000	32,433,000	18,961,000
Cash and cash equivalents at end of period	$40,019,000	32,433,000	$40,019,000	32,433,000

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding the Company’s financial results, this release contains "Non-GAAP financial measures" under the rules of the SEC. The Company’s Adjusted EBITDA is a Non-GAAP measure that represents earnings (loss) before interest, income taxes, depreciation, amortization of intangibles, impairment of long-lived assets, including goodwill, amortization of cost to fulfill assets, amortization of stock-based compensation, CEO transition costs, change in fair value of warrants and derivatives, proxy solicitation costs, restructuring costs, strategic emerging technology costs (for next-generation satellite technology), and write-off of deferred financing costs and debt discounts, and in the recent past, acquisition plan expenses, change in fair value of the convertible preferred stock purchase option liability, COVID-19 related costs, facility exit costs, strategic alternatives expenses and other and loss on business divestiture. These items, while periodically affecting its results, may vary significantly from period to period and may have a disproportionate effect in a given period, thereby affecting the comparability of results. Although closely aligned, the Company’s definition of Adjusted EBITDA is different than EBITDA (as such term is defined in its Credit Facility and Subordinated Credit Facility) utilized for financial covenant calculations and also may differ from the definition of EBITDA or Adjusted EBITDA used by other companies and therefore may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA, as well as adjusted operating income (loss), net income (loss) attributable to common shareholders and net income (loss) per diluted common share, as presented in the tables, are non-GAAP measures. These Non-GAAP measures are frequently requested by investors and analysts. The Company believes that investors and analysts may use these Non-GAAP measures along with other information contained in its SEC filings, including GAAP measures, in assessing its performance and comparability of its results with other companies. The Company's Non-GAAP measures reflect the GAAP measures as reported, adjusted for certain items as described herein and also excludes the effects of the Company’s outstanding convertible preferred stock. These Non-GAAP financial measures have limitations as an analytical tool as they exclude the financial impact of transactions necessary to conduct its business, such as the granting of equity compensation awards, and are not intended to be an alternative to financial measures prepared in accordance with GAAP. These measures are adjusted as described in the reconciliation of GAAP to Non-GAAP measures in the tables presented herein, but these adjustments should not be construed as an inference that all of these adjustments or costs are unusual, infrequent or non-recurring. Non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, financial measures determined in accordance with GAAP. Investors are advised to carefully review the GAAP financial results that are disclosed in the Company’s SEC filings. As we have not provided future Non-GAAP financial guidance or targets, there is no need to reconcile our business outlook to the most directly comparable GAAP measures. Furthermore, even if guidance or targets had been provided, items such as stock-based compensation, adjustments to the provision for income taxes, amortization of intangibles and interest expense, which are specific items that impact these measures, have not yet occurred, are out of the Company’s control, or cannot be predicted at this time. For example, quantification of stock-based compensation expense requires inputs such as the number of shares granted and market price that are not currently ascertainable. Accordingly, reconciliations to the Non-GAAP forward looking metrics would not be available without unreasonable effort and such unavailable reconciling items could significantly impact the Company’s financial results.

	Three months ended July 31,		Twelve months ended July 31,
	2025	2024	2025	2024
Reconciliation of GAAP Operating income (loss) to Adjusted EBITDA:
Operating income (loss)	$1,861,000	$(81,479,000)	$(139,098,000)	$(79,890,000)
Amortization of stock-based compensation	600,000	858,000	3,120,000	6,096,000
Amortization of intangibles	5,043,000	5,288,000	21,723,000	21,154,000
Impairment of long-lived assets, including goodwill	—	64,525,000	79,555,000	64,525,000
Depreciation	3,398,000	3,086,000	11,798,000	12,159,000
Amortization of cost to fulfill assets	—	240,000	261,000	960,000
Restructuring costs	1,363,000	3,273,000	15,585,000	12,470,000
Strategic emerging technology costs	—	882,000	280,000	4,110,000
Proxy solicitation costs	—	—	2,682,000	—
CEO transition costs	1,045,000	424,000	2,117,000	2,916,000
Loss on business divestiture	—	3,212,000	—	1,199,000
Adjusted EBITDA	$13,310,000	$309,000	$(1,977,000)	$45,699,000

Reconciliations of GAAP consolidated results to the corresponding Non-GAAP measures are shown in the tables below (numbers and per share amounts in the tables may not foot due to rounding). Non-GAAP results reflect Non-GAAP provisions for (benefits from) income taxes based on year-to-date results, as adjusted for the Non-GAAP reconciling items included in the tables below. The Company evaluates its Non-GAAP effective income tax rate on an ongoing basis, and it can change from time to time. The Company’s Non-GAAP effective income tax rate can differ materially from its GAAP effective income tax rate.

	July 31, 2025
	Three months ended			Twelve months ended
	Operating Income	Net Loss Attributable to Common Stockholders	Net Loss per Diluted Common Share*	Operating Loss	Net Loss Attributable to Common Stockholders	Net Loss per Diluted Common Share*
Reconciliation of GAAP to Non-GAAP Earnings:
GAAP measures, as reported	$1,861,000	$(11,562,000)	$(0.39)	$(139,098,000)	$(204,251,000)	$(6.95)
Adjustments to reflect redemption value of convertible preferred stock	—	19,472,000	0.66	—	100,128,000	3.40
Change in fair value of warrants and derivatives	—	(23,048,000)	(0.78)	—	(38,498,000)	(1.32)
Gain on extinguishment of convertible preferred stock	—	—	—	—	(51,179,000)	(1.74)
Impairment of long-lived assets, including goodwill	—	—	—	79,555,000	79,555,000	2.71
Amortization of intangibles	5,043,000	4,689,000	0.16	21,723,000	20,774,000	0.71
Restructuring costs	1,363,000	1,278,000	0.04	15,585,000	14,860,000	0.51
Proxy solicitation costs	—	—	—	2,682,000	2,545,000	0.09
Amortization of stock-based compensation	600,000	720,000	0.02	3,120,000	3,120,000	0.11
CEO transition costs	1,045,000	972,000	0.03	2,117,000	2,009,000	0.07
Strategic emerging technology costs	—	—	—	280,000	266,000	0.01
Amortization of cost to fulfill assets	—	—	—	261,000	261,000	0.01
Net discrete tax expense (benefit)	—	43,000	—	—	(348,000)	(0.01)
Non-GAAP measures	$9,912,000	$(7,436,000)	$(0.25)	$(13,775,000)	$(70,758,000)	$(2.41)

	July 31, 2024
	Three months ended			Twelve months ended
	Operating Loss	Net Loss Attributable to Common Stockholders	Net Loss per Diluted Common Share*	Operating (Loss) Income	Net (Loss) Income Attributable to Common Stockholders	Net (Loss) Income per Diluted Common Share*
Reconciliation of GAAP to Non-GAAP Earnings:
GAAP measures, as reported	$(81,479,000)	$(100,608,000)	$(3.48)	$(79,890,000)	$(135,440,000)	$(4.70)
Loss on extinguishment of convertible preferred stock	—	5,915,000	0.20	—	19,555,000	0.68
Adjustments to reflect redemption value of convertible preferred stock	—	3,908,000	0.14	—	15,900,000	0.55
Change in fair value of warrants and derivatives	—	2,166,000	0.07	—	(4,273,000)	(0.15)
Impairment of long-lived assets, including goodwill	64,525,000	63,800,000	2.20	64,525,000	63,800,000	2.21
Amortization of intangibles	5,288,000	4,097,000	0.14	21,154,000	16,389,000	0.57
Restructuring costs	3,273,000	2,661,000	0.09	12,470,000	9,736,000	0.34
Amortization of stock-based compensation	858,000	710,000	0.02	6,096,000	4,797,000	0.17
Strategic emerging technology costs	882,000	805,000	0.03	4,110,000	3,795,000	0.13
CEO transition costs	424,000	326,000	0.01	2,916,000	2,245,000	0.08
Amortization of cost to fulfill assets	240,000	240,000	0.01	960,000	960,000	0.03
Loss on business divestiture	3,212,000	2,446,000	0.08	1,199,000	1,199,000	0.04
Net discrete tax expense	—	3,369,000	0.12	—	4,136,000	0.14
Non-GAAP measures	$(2,777,000)	$(10,165,000)	$(0.35)	$33,540,000	$2,799,000	$0.10

Fiscal Year 2024
* Per share amounts may not foot due to rounding. In addition, due to the GAAP net loss for the period, Non-GAAP net income per diluted common share for the twelve months ended July 31, 2024 was computed using weighted average diluted shares outstanding of 29,132,000.

ECMTL

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